Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

FactSet Research Systems Inc. (the “Company”) and I, Helen Shan, have entered into this Separation Agreement and General Release of Claims (this “Agreement”) to settle all known and unknown claims I might have against the Company and all related parties. Except to the extent governed by federal law or any applicable non-U.S. law, this Agreement shall be governed by the statutes and common law of Connecticut, excluding any that mandate the use of another jurisdiction’s laws. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Company’s Executive Severance Plan, as may be amended from time to time in accordance with its terms.

The Company and I agree as follows:

Section 1.    In General

The Company and I hereby agree that my employment with the Company will end on November 30, 2026 (the “Date of Termination”). Effective as of April 13, 2026, I shall irrevocably resign from all offices, titles, position, and appointments at the Company and any of its Affiliates, provided that during the period from the date of this Agreement to the Date of Termination (such period, the “Transition Period”), I will remain employed by the Company pursuant to this Agreement.

Section 2.    Transition Period

During the Transition Period, subject to my continued employment, the Company promises that I will remain on active payroll and continue to receive the benefits as provided to me immediately prior to the date of this Agreement subject to any generally applicable plan changes in the case of employee benefits. During the Transition period I will receive a base salary at the rate of $585,000 per annum through May 31, 2026, and at the rate of $292,500 per annum from June 1, 2026 through the Date of Termination, in each case, less all applicable federal, state, local and non-U.S. deductions and withholding. Following April 13, 2026, I will not be entitled to receive any additional equity-based awards or any FY27 bonus. Any bonus earned in respect of FY26 will be paid as set forth in Section 3 and Appendix A attached hereto (“Appendix A”). During the Transition Period my title will be Finance Advisor. For the avoidance of doubt, during the Transition Period I will not have any duties responsibilities or authorities of an officer or member of the Board (or committee thereof) of the Company or any of its affiliates.

In the event I find alternative employment before the Date of Termination, the Parties agree that in such event the Date of Termination will be advanced to the day that I enter into the service of the new employer (the “earlier Date of Termination”). In that event, I will promptly notify the Company and before my new employment begins and (i) such earlier date will be considered my Date of Termination for purposes of this Agreement and (ii) and any payments on Appendix A will be determined and paid based on such earlier Date of Termination.

Section 3.    Severance Payments and Benefits

The Company promises that I will receive the compensation and benefits set forth in Appendix A, which includes amounts payable under the Company’s Executive Severance Plan and pursuant to the Company’s equity-based awards, that are conditioned on my execution of this Agreement and compliance with its terms. I understand and agree that I am not otherwise entitled to receive the compensation and benefits set forth in Appendix A. I understand that this Agreement shall be immediately effective upon my execution and delivery of the Agreement to the Company, provided that if I fail to comply with this Agreement (including the Second Release requirement pursuant to Section 5), I will not receive the amounts or benefits that are set forth in Appendix A, this Agreement will not go into effect, and my equity grants outstanding on the Date of Termination will be treated in accordance with Section 5 (Forfeiture of Covered Awards) of my Equity Letter Agreement with the Company , dated as of June 15, 2020 (the “Equity Letter Agreement”). Furthermore, if my employment ends prior to the Date of Termination pursuant to Section 1.01(o)(i), or (ii) of the Executive Severance Plan, then this Agreement will be of no force or effect.

Section 4.    First Complete General Release of Claims

I acknowledge and represent that the consideration provided by the Company in this Agreement is adequate and satisfactory in exchange for the general release provided by me in this Section 4 and for the other commitments I make in this Agreement, and that, in exchange for my continued employment during the Transition Period and the compensation and benefits set forth on Appendix A, the following releases are made as of the date of this Agreement, subject to this First Complete General Release of Claims being executed no later than April 23, 2026 and not being revoked during the seven calendar day period following my execution (the “First Release”):

(a)     Claims Released: Except for the claims identified in Section 4(b), I irrevocably and unconditionally release (i.e., give up), acquit and forever discharge all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that I ever had, now have or may hereafter claim to have (“Claims”) with respect to any Released Party listed in Section 4(c) arising from the beginning of time up to the date I execute this Agreement. I understand that I am not releasing future rights or claims, meaning rights or claims that arise after the date of this Agreement. I understand that the Claims I am releasing might arise under many different federal, state, local or non-U.S. laws (including statutes, regulations, other administrative guidance, and common law doctrines). Without limiting the generality of the foregoing, I acknowledge that I knowingly and voluntarily waive and release any and all Claims under the Age Discrimination in Employment Act (the “ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment, as well as all Claims under the following:

(i)     Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information Nondiscrimination Act of 2008, which prohibits discrimination based on genetic information; and any other federal, state, local or non-U.S. laws prohibiting discrimination in employment based on a protected category, such as actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, genetic information, marital status, sex, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics;

(ii)     Federal employment statutes, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws; and

(iii)     Other laws, such as any federal, state, local or non-U.S. laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, local or non-U.S. law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, local or non-U.S. laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related Claims; any other law relating to salary, commission, compensation, benefits, and other matters; and family and medical leave laws.

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 4(b) of this Agreement): (i) Claims that in any way relate to or arose during my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing; or (v) Claims under the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, the Connecticut Age Discrimination and Employee Insurance Benefits Law, and the Connecticut Smokers’ Rights Law.

(b)     Claims Not Released: This Agreement does not release any claims that the law does not permit me to release. Nothing herein affects my rights to indemnification in respect of my service as a director or officer of the Company or any of its Affiliates, reimbursement for business expenses incurred through the date of this Agreement in accordance with Company policy, payment of accrued salary, payment for accrued but unused vacation in accordance with Company policy, vested benefits under the Company’s 401(k) plan, the FactSet Research Systems Inc. Stock Option and Award Plan as amended and restated (the “Plan”), and any other rights pursuant to the employee benefit plans of the Company and its Subsidiaries that are accrued and vested as of the date of this Agreement, subject to the terms of the applicable plan. Furthermore, this Agreement does not release my rights to the payments set forth in Appendix A. In addition, nothing in this Agreement shall prohibit or restrict me from challenging the knowing and voluntary nature of my release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act.

(c)     Released Parties: The Released Parties are the Company, all current and former parents, Subsidiaries, Affiliates, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (individually, a “Released Party” and collectively, the “Released Parties”).

(d)     Covenant not to Sue: I affirm that (i) I have not filed, and have not caused to be filed, and am not presently party to, any lawsuit or arbitration against any Released Party in any forum and (ii) agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any Claims of any type to date that arise out of any aspect of my employment or severance from employment other than, in each case, in order to enforce rights under Appendix A or Section 4(b). I understand that this is an affirmative promise not to sue any of the Released Parties, which is in addition to my general release of claims in Section 4(a). If, despite this Agreement, I sue or bring an arbitration action asserting any Claim that I have released, (i) I will be liable to the Released Party (as defined below) for its attorneys’ fees, other defense costs, and any other damages that my suit or arbitration causes, except those attributable to ADEA claims and (ii) the Company shall have no obligation to pay any amounts set forth in Appendix A and the Company shall be entitled to recover any amounts set forth in Appendix A paid to me prior to the date of such actual or threatened violation. I promise not to accept any relief or remedies not set forth in this Agreement as to any Claim I have released by signing it.

Section 5.    Second Release of Claims

I agree that my eligibility to receive the compensation and benefits set forth on Appendix A is subject to my execution, not later than 21 days following the Date of Termination, of a second release of claims (the “Second Release”) in the form attached hereto as Appendix B, and the non-revocation of the Second Release during the period specified therein. If I fail to execute and deliver the Second Release within 21 days following the Date of Termination, or if I revoke the Second Release as provided therein, I will forfeit my right to receive the compensation and benefits set forth on Appendix A; however, the First Release shall remain in full force and effect.

Section 6.    Promises

(a)     Employment Termination: I agree that my employment with the Company and its Affiliates will end as of the Date of Termination, and that I will receive the payments and benefits under this Agreement (subject to my compliance with the terms of this Agreement) in lieu of any such other rights or benefits to which I possibly could be or become entitled. I have not been told that the Company or any Released Party will rehire me.

(b)     Company Property and Debts: On or before the Date of Termination, I will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, devices and equipment belonging to the Company (including computers, laptops, tablets, smart phones, handheld electronic devices, telephone equipment, and other electronic devices), and any other property of the Company or any Released Party in my possession or control, other than specific mutually approved devices, all with the Company’s consent. I have cooperated with the Company and will cooperate with the Company regarding the proper handling of any digital property of the Company that may be retained in mobile phone or related digital storage devices, media or accounts. As of the Date of Termination, I will have cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as mobile or smart phone accounts), and canceled or personally assumed any such credit cards or accounts.

(c)     Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Agreement. I agree that the Company is to withhold all taxes it determines it is legally required to withhold. I agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities.

(d)     Ownership of Claims: I have not assigned or transferred any Claim I am purporting to release, nor have I attempted to do so.

(e)     Communication with Government Agency; Immunity: This Agreement does not preclude me from filing an administrative charge or otherwise communicating with any federal, state, local or non-U.S. government office, official or agency, or from reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by any federal, state, local or non-U.S. agency, including the National Labor Relations Board, the Equal Employment Opportunity Commission, the Securities and Exchange Commission (“SEC”), the Department of Fair Employment and Housing and/or any governmental authority charged with the enforcement of any employment laws. Furthermore, nothing in this Agreement prohibits me from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information (as defined in Section 6(g) below) to the SEC, or providing the SEC with information that would otherwise violate any provision of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Notwithstanding my confidentiality obligations set forth in this Agreement, I understand that, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order. I understand that if a disclosure of trade secrets was not done in good faith pursuant to the above, then I may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.

(f)     Mutual Agreement Not to Disparage or Harm: Subject to Section 6(e), I agree not to criticize, denigrate, or disparage any Released Party and, in particular, not to criticize,

denigrate, or disparage any current or former employee of the Company. I understand and agree that breach of this provision will result in damages that are difficult to quantify. The Company likewise agrees not to criticize, denigrate, or disparage me or my work in any internal Company communications or in any communications to a third party. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

(g)     Confidential and Proprietary Information and Existing Obligations: Subject to Section 6(e), I understand that, at all times in the future, I will remain bound by any Company or Company Affiliate agreement or policy relating to non-solicitation, noncompetition, confidential information, proprietary information, invention, or similar matters to which I am now subject, in accordance with the terms of such agreement or policy, including, but not limited to, any FactSet Research Systems Inc. Intellectual Property Agreement which I previously signed and any noncompetition, non-solicitation and confidentiality restrictions to which I am subject pursuant to the Plan, as amended from time to time, and any award agreements thereunder, and which are expressly incorporated by reference herein, and I agree that to the extent any provision in any such agreement, plan or policy conflicts with any provision in this Agreement, the provision or interpretation affording the greater protection to the Company shall govern. In particular, I acknowledge that my employment by the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature disclosed to me by the Company or a third party that (i) related to the business of the Company or to the business of any parent, Subsidiary, Affiliate, customer or supplier of the Company or any other party with whom the Company agreed to hold information of such party in confidence, (ii) was not generally known to the public or to other persons in the industry, or if generally known, was used, selected or arranged by the Company in a manner not generally known and was made the property of the Company by mutual agreement of the parties, including by the Invention Assignment and Proprietary Information Agreement, and/or similar agreement, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information”). I agree and represent that I have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out my duties and responsibilities of employment with the Company. I also agree, at all times in the future, not to make use of any Confidential Information for my own purposes or for the benefit of any person, firm, corporation or other entity. I further warrant and represent that all Confidential Information in my possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by the Date of Termination.

(h)     Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Agreement.

(i)     Other Representations: In addition to my other representations in this Agreement, I have made the following representations to the Company, on which I acknowledge it also has relied in entering into this Agreement with me:

(i)     I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported any and all job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.

(ii)    This Agreement is not an admission of wrongdoing by the Company or any other Released Party.

(iii)    I am intentionally releasing claims that I do not know I might have and that, with hindsight, I might regret having released.

(iv)    If the Company or I successfully assert that any provision in this Release is void, the rest of the Agreement shall remain valid and enforceable.

(v)    I have read this Agreement in its entirety and understand all of its terms.

(vi)    I have been advised in writing to consult with an attorney of my choosing and have consulted with such counsel as I believed was necessary before signing this Agreement.

(vii)    I knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, First Release, and covenants contained in it.

(viii)     I am signing this Agreement, including the waiver and First Release, in exchange for good and valuable consideration in addition to anything of value to which I am otherwise entitled.

(ix)    I was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of my choice, although I may sign it sooner if desired, and changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.
(x)    I understand that I have seven (7) days after signing this Agreement to revoke the First Release by delivering notice of revocation to the Chief Legal Officer at FactSet Research Systems Inc., 45 Glover Avenue, Norwalk, CT 06850, before the end of this seven (7)-day period.
(xi)    If I do not revoke this Agreement, it will become enforceable on the eighth day after I sign it.

(j)     Post-Termination Restrictions: I acknowledge and understand that the post- termination restrictions that are contained in Section 13 of the Plan will continue to apply. The Company’s management shall consider in good faith requests for an exception to the post- termination restrictions that are contained in Section 13 of the Plan.

(k)     False Claims Representations and Promises: I have disclosed to the Company any information I have concerning any conduct involving the Company or any Affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation the Company or any Affiliate undertakes into matters occurring during my employment with the Company or any Affiliate. I understand that nothing in this Agreement prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against the Company or any Affiliate.

(l)     Cooperation Required: I agree that when requested by the Company, I will promptly and fully respond to all inquiries from the Company or any Affiliate and its representatives relating to any lawsuit in which I am identified as having factual information needed by the Company. To the extent I incur reasonable out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company or any Affiliate at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment, along with satisfactory written substantiation of the claimed expenses.

(m)     Disclosure: Nothing herein shall prevent the Company or me from disclosing the terms of this Agreement if required to do so under applicable law or by a court of competent jurisdiction, or otherwise to an advisor, so long as such advisor is instructed and agrees to maintain confidentiality.

(n)     Employment References: The Company agrees that, in response to any employment reference inquiries by a third party regarding my employment with the Company, it will provide a neutral reference regarding my employment, including the dates that I was employed with the Company, my position(s) with the Company and with my authorization, my salary history with the Company.

(o)     Communications: All internal and external written communications prepared by the Company concerning my transition to the role of Finance Advisor and termination of employment with the Company (other than any communications provided to me prior to the date of this Agreement) will be provided to me in advance for my reasonable review and comment, which comments will be considered by the Company in good faith.

(p)     D&O Insurance: During the Transition Period, I will continue to be entitled to indemnification to the maximum extent provided by law for claims, causes of action, litigation (and litigation expenses), losses or damages relating to my service as an officer of the Company, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by me or relating to my services as Finance Advisor. Such indemnification shall be covered by the terms of the Company’s policies of insurance for directors and officers of the Company in effect from time to time.

Section 7.    Consequences of Violating Promises

I agree that the Company would be irreparably harmed by any actual or threatened violation of Section 6 that involves disclosure or use of confidential information, proprietary information, trade secrets or the violation of any obligations to the Company or its Affiliates in respect of noncompetition or non-solicitation, and that the Company will be entitled to an injunction prohibiting me from committing any such violation. In addition, I agree that, in the event of any actual or threatened violation of Section 6 or any confidentiality, non-solicitation or noncompetition agreement with the Company or any of its Subsidiaries, then the Company shall (a) have no obligation to pay any amounts set forth in Appendix A and (b) will be entitled to recover any amounts set forth in Appendix A previously paid to me.

Section 8.    Miscellaneous

(a)     Entire Agreement: In addition to any Company or Company Affiliate agreement, plan or policy relating to non-solicitation, noncompetition, the confidentiality of proprietary information, inventions, or similar matters referenced in Section 6 above, this Agreement, including the Second Release, is the entire agreement between me and the Company relating to my termination of employment or the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(b)     Successors: This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c)     Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

Section 9.    Arbitration

Except as otherwise set forth in Section 6, the Company and I mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between us including, without limitation, (a) any dispute, controversy or claim related in any way to my employment with the Company or any Affiliate or any termination thereof, (b) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (c) any claim arising out of or relating to this Agreement (including the scope of this Section 9) or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; provided, further, that notwithstanding anything to the contrary herein, I may, but am not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable. All Disputes will be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Employment Dispute Resolution Rule then in effect (the “JAMS Rules”). Any arbitration proceeding brought under this Agreement will be conducted in New York, New York, or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules. Each party to any Dispute will pay its own expenses, including attorneys’ fees. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction; provided, however, that (i) the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies and (ii) the arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereto irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, controversy or claim. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and I agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings.

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BEFORE SIGNING THIS AGREEMENT, YOU MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT, INCLUDING, IF YOU CHOOSE, TO DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE). YOU HAVE 21 DAYS FOLLOWING THE DATE OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT. IF YOU DO NOT SIGN AND RETURN THIS AGREEMENT WITHIN THIS 21-DAY PERIOD, IT IS AUTOMATICALLY VOIDED. ANY CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE 21-DAY CONSIDERATION PERIOD.
ONCE YOU SIGN THIS AGREEMENT, YOU WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO:
CHIEF LEGAL OFFICER
FACTSET RESEARCH SYSTEMS INC.
45 GLOVER AVENUE, NORWALK, CT 06850

BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Executed this 10th of April, 2026, and signed under penalty of perjury under the laws of the state of Connecticut.

__/s/ HELEN SHAN_____________
Signature

Helen Shan
Print Name

For FactSet Research Systems Inc.

___/s/ SANOKE VISWANATHAN
Signature

Name: Sanoke Viswanathan
Title: CEO

APPENDIX A

Severance Payments and Benefits
The payments and benefits outlined below assume a November 30, 2026 Date of Termination. In the event of an earlier Date of Termination (as defined above) the earlier Date of Termination will be used as the vesting date for purposes of Equity and Performance Share Units below but not for purposes of calculating any other compensation or benefits listed below unless otherwise described below.

Type of Payment/Benefit	Form and Amount of Payment/Benefit	Timing of Payment/Benefit
Cash	One times the sum of Base Salary immediately prior to April 13, 2026 ($585,000) and Target Bonus ($643,500), totaling $1,228,500	Payment to be made by Company to me on the first payroll after the expiration of the seven (7)-day revocation period for the Second Release.
Pro-Rata Bonus	Subject to continued employment through August 31, 2026, FY26 annual bonus will be paid in full based on actual achievement of goals for the full performance period (with individual performance goals determined at not less than target performance); provided, however, that the Company may reduce the amount payable hereunder if I do not satisfactorily perform my transition and advisory obligations as determined by the Company acting reasonably.

If my employment terminates prior to August 31, 2026, FY26 annual bonus will be paid pro rata based on length of service during the performance period before the Date of Termination and actual achievement of goals for the full performance period (with individual performance goals determined at not less than target performance).

	$643,500 at target performance.	The later of (i) the first payroll after the expiration of the seven (7)-day revocation period for the Second Release and (ii) the date FY26 bonuses are paid to executive officers of the Company, subject, in each case, to my satisfactory performance of transition and advisory obligations, as determined by the Company in its sole discretion.

Equity
Vesting in the next tranche of Options and Restricted Stock Units (“RSUs”) outstanding more than one year according to the terms of the Plan and the Equity Letter Agreement:[1]

(1) 1,316 Options, from 11/1/2022 grant;
(2) 1,319 Options, from 11/1/2023 grant;
(3) 1,352 Options from 11/1/2024 grant;
(4) 3,733 Options, from 11/3/2025 grant; and
(5) 2,379 RSUs from 5/1/2025 grant.
(1), (2), (3), (4), and (5) Vesting to occur on Date of Termination. Options are exercisable for 90 days after the Date of Termination or option expiration, if earlier.
Settling of Performance Units
Performance Units (“PSUs”) will vest pro rata based on length of service during the performance period before the Date of Termination and actual achievement of goals for the full performance period, subject to the terms of the Equity Letter Agreement and the applicable award agreements:

(1) 1,514 PSU from 11/1/2024 grant at target achievement; and
(2) 1,495 PSU from 11/3/2025 grant at target achievement.
(1) Vesting to be settled on or about November 1, 2027; payment to be made within 30 days after November 1, 2027; and
(2) Vesting to be settled on or about November 1, 2028; payment to be made within 30 days after November 1, 2028.
Welfare Continuation Reimbursement	Reimbursement by the Company of the cost of the employee’s premiums for continued coverage under the group health plan at the current level of coverage as of the Date of Termination, for a period of 12 months from the Date of Termination in the amount of $13,000.	Payment to be made by Company to me on the first payroll after the expiration of the seven-day revocation period for the Second Release.

1 Note to FDS: Please update award numbers to reflect next tranche vesting following November 30.

Outplacement Assistance	Reasonable outplacement assistance provided by the firm(s) or advisor(s) (including for executive coaching services) retained by me, subject to prior approval by the Company, for up to one year following the Date of Termination (or, if earlier, the date I commence employment with a subsequent employer).	Up to a maximum cost of $25,000, paid by the Company directly to the outplacement firm(s) or advisor(s).
Attorneys’ Fees	Subject to an itemized invoice being received by the Company within 5 days after the revocation period, reasonable legal fees and disbursements in an amount up to $3,000.	Payment will be made within 20 days after expiration of the revocation period.
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APPENDIX B

Second Release

This release (this “Second Release”) is made by Helen Shan (“Executive”) as of the date set forth below in connection with the Separation Agreement and General Release of Claims between Executive and FactSet Research Systems Inc. (the “Company”), made April [●], 2026 (the “Separation Agreement”), and in association with the termination of Executive’s employment with the Company. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Separation Agreement.

1.    In consideration of payments to be made to Executive and other benefits to be received by Executive pursuant to the Separation Agreement, Executive, being of lawful age, irrevocably and unconditionally releases (i.e., gives up), acquits and forever discharges all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that Executive ever had, now has, or may hereafter claim to have (“Claims”) with respect to the Company and all other Released Parties arising from the beginning of time up to the date Executive executes this Second Release. Executive understands that Executive is not releasing future rights or claims, meaning rights or claims that arise after the date that Executive executes and delivers this Second Release. Executive understands that the Claims Executive is releasing might arise under many different federal, state, local or non-U.S. laws (including statutes, regulations, other administrative guidance, and common law doctrines). Without limiting the generality of the foregoing, Executive acknowledges that Executive knowingly and voluntarily waives and releases any and all Claims under the Age Discrimination in Employment Act (the “ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment, as well as all Claims under the following:

(a)     Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information Nondiscrimination Act of 2008, which prohibits discrimination based on genetic information; and any other federal, state, local or non-U.S. laws prohibiting discrimination in employment based on a protected category, such as actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, genetic information, marital status, sex, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics;

(b)     Federal employment statutes, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws; and
(c)     Other laws, such as any federal, state, local or non-U.S. laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, local or non-U.S. law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, local or non U.S. laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims; any other law relating to salary, commission, compensation, benefits, and other matters; and family and medical leave laws.
Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 4(b) of the Separation Agreement): (i) Claims that in any way relate to or arose during Executive’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that Executive has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims Executive is releasing; or (v) Claims under the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, the Connecticut Age Discrimination and Employee Insurance Benefits Law, and the Connecticut Smokers’ Rights Law.
2.    Executive hereby acknowledges and agrees that the Covenant not to Sue set forth in Section 4(d) of the Separation Agreement applies to all Claims released pursuant to this Second Release.
3.    Notwithstanding anything to the contrary, nothing in this Second Release shall constitute a release of any rights of Executive that are preserved pursuant to Section 4(b) of the Separation Agreement, and nothing herein shall prohibit or restrict Executive from taking any actions permitted by Section 6(d) of the Retirement Agreement. In addition, nothing in this Second Release shall prohibit or restrict Executive from challenging the knowing and voluntary nature of Executive’s release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act.
4.    Executive acknowledges that, before signing this Second Release, Executive was given at least 21 days in which to consider this Second Release. Executive waives any right Executive might have to additional time within which to consider this Second Release. Executive further acknowledges that: (1) Executive took advantage of the time Executive was given to consider this Second Release before signing it; (2) Executive carefully read this Second Release; (3) Executive fully understands it; (4) Executive is entering into it voluntarily; (5) Executive is receiving valuable consideration in exchange for Executive’s execution of this Second Release that Executive would not otherwise be entitled to receive;

(6) the Company, by this writing, encouraged Executive to discuss this Second Release with Executive’s attorney (at Executive’s own expense) before signing it, and that Executive did so to the extent Executive deemed appropriate; and (7) any changes made to this Second Release, whether material or immaterial, will not restart the 21-day consideration period. Executive understands that Executive is entitled to revoke this Second Release, in writing, within 7 days once Executive signs it. Such revocation must be delivered to the Company as provided herein within the 7 day period, in which case Executive will receive no benefits pursuant to Appendix A of the Separation Agreement. If Executive does not revoke this Second Release, it will become enforceable on the eighth day after Executive signs it. The Company need not sign this Second Release for it to become effective and irrevocable.

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BEFORE SIGNING THIS SECOND RELEASE, EXECUTIVE MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT, INCLUDING, IF EXECUTIVE CHOOSES, TO DISCUSS IT WITH EXECUTIVE’S ATTORNEY (AT EXECUTIVE’S OWN EXPENSE). EXECUTIVE HAS 21 DAYS FOLLOWING THE TERMINATION DATE TO CONSIDER THIS SECOND RELEASE. IF EXECUTIVE DOES NOT SIGN AND RETURN THIS SECOND RELEASE WITHIN THIS 21-DAY PERIOD, IT IS AUTOMATICALLY VOID, AND EXECUTIVE IS NOT ENTITLED TO THE BENEFITS SET FORTH ON APPENDIX A TO THE SEPARATION AGREEMENT. ANY CHANGES TO THIS SECOND RELEASE FOLLOWING THE TERMINATION DATE, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE 21-DAY CONSIDERATION PERIOD.
ONCE EXECUTIVE SIGNS THIS SECOND RELEASE, EXECUTIVE WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF EXECUTIVE CHOOSES TO REVOKE THIS SECOND RELEASE, EXECUTIVE MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO:
CHIEF LEGAL OFFICER
FACTSET RESEARCH SYSTEMS INC.
45 GLOVER AVENUE, NORWALK, CT 06850
BY SIGNING THIS SECOND RELEASE, EXECUTIVE WILL BE WAIVING EXECUTIVE’S KNOWN AND UNKNOWN CLAIMS.

Executed on this ______ day of ______, 2026, and signed under penalty of perjury under the laws of the state of Connecticut.

Signature

Helen Shan
Print Name